Exhibit 11

                    NPC International, Inc.
     Statement Regarding Computation of Per Share Earnings

                                    Thirteen                Thirty-nine
                                  Weeks Ending              Weeks Ended
                               Dec. 27,    Dec. 28,      Dec. 27,   Dec. 28,
                                  1994        1993          1994       1993

PRIMARY
Shares outstanding
at beginning of period        24,863,892  25,026,493   25,013,373  25,284,622

Weighted average of
shares issued and
(reacquired) during period      (327,973)    (14,670)    (187,539)   (164,687)

Assuming exercise of options
and warrants reduced by the
number of shares which could
have been purchased with the
proceeds from exercise            10,069      56,535       21,774      61,077

Shares outstanding
for computation of
per share earnings            24,545,988  25,068,358   24,847,608  25,181,012

Net  income                   $2,185,000  $2,740,000   $8,868,000  $7,936,000

Earnings  per  share              $ 0.09     $  0.11      $  0.36      $ 0.32



FULLY DILUTED

Shares outstanding at
beginning of period           24,863,892  25,026,493   25,013,373  25,284,622

Weighted average of
shares issued and
(reacquired) during period      (327,973)    (14,670)    (187,539)   (164,687)

Assuming exercise of options
and warrants reduced by the
number of shares which could
have been purchased with the
proceeds from exercise            10,069      71,266       23,195      66,283

Shares outstanding
for computation of
per share earnings            24,545,988  25,083,089   24,849,029  25,186,218

Net  income                   $2,158,000  $2,740,000   $8,868,000  $7,936,000

Earnings  per  share              $ 0.09     $  0.11      $  0.36      $ 0.32
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